Exhibit 5.1

August 29, 2013

Romantique Ltd.
64 West 48th Street, Suite 1107
New York, New York 10036

Re: Registration Statement on Form S-1
Relating to the Public Offering of up to
353,875 shares of Common Stock of Romantique Ltd..

Ladies and Gentlemen:

       We are acting as counsel for Romantique Ltd., a New York (the “Company”), in connection with the sale by certain stockholders of the Company (the “Selling Stockholders”) of up to 353,875 (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Business Corporation Law of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

       We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Schonfeld & Weinstein, LLP